Exhibit 10.9

EXECUTION COPY

AMENDED AND RESTATED CONVERTIBLE NOTE PURCHASE AGREEMENT

THIS AMENDED AND RESTATED CONVERTIBLE NOTE PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made as of December 31, 2022 (the “Restatement Effective Date”), by and among Triller Hold Co LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”), Triller Inc., a corporation incorporated under the laws of the State of Delaware (the “Surviving Company”) and Total Formation, Inc., a corporation incorporated under the laws of the British Virgin Islands (the “Purchaser”) and amends and restates in its entirety, that certain Convertible Note Purchase Agreement by and among the Company, the Surviving Company and the Purchaser, dated as of August 18, 2022 (the “Original Closing Date”) and attached hereto as Exhibit A (the “Existing Purchase Agreement”).

RECITALS

WHEREAS, in connection with the execution and delivery of the Existing Purchase Agreement, the Purchaser advanced to the Company and the Surviving Company, jointly and severally, on the Original Closing Date, a loan in the principal amount of $25,000,000 (the “Original Loan”) evidenced by that certain Senior Convertible Note dated the Original Closing Date in favor of the Purchaser (as in effect immediately prior to the Restatement Effective Date, the “Original Note”);

WHEREAS, the Company and the Surviving Company have requested that the Purchaser make additional bridge loans to the Company and the Surviving Company, jointly and severally, to finance certain working capital requirements and costs and expenses incurred or to be incurred in connection with the anticipated public registration and listing of the common shares of the Surviving Company (the “Public Registration and Offering”);

WHEREAS, pursuant to the terms of this Agreement and the other Loan Documents (as defined below), the Purchaser is willing to advance to the Company and the Surviving Company, jointly and severally, additional amounts up to an aggregate amount not to exceed the Maximum Bridge Loan Amount (as defined below) (such advances, collectively referred to herein as the “Bridge Loan”);

WHEREAS, as partial consideration for the Bridge Loan, each of the parties to each of the Existing Purchase Agreement and the Original Note now desires to amend and restate, without novation, each such document subject to the terms and conditions specified herein and therein;

WHEREAS, as partial consideration for the Original Loan, the Company issued to the Purchaser a warrant to purchase 598,236 duly authorized, validly issued, fully paid and nonassessable Series A-1 Preferred Units of the Company at an exercise price per unit of $2.72 (the “Closing Warrant”);

WHEREAS, on the terms and subject to the conditions set forth herein and therein, as partial consideration for the Bridge Loan, the Company shall issue to the Purchaser a warrant to purchase 239,295 duly authorized, validly issued, fully paid and nonassessable Series A-1 Preferred Units of the Company at an exercise price per unit of $2.72 (the “Bridge Warrant”);

WHEREAS, after the Restatement Effective Date, the Company intends, subject to the satisfaction of certain conditions, to merge the Company into the Surviving Company (the “Second Merger” or the “Second Merger Transaction”) for purposes of consummating the Public Registration and Offering;

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Company, the Surviving Company and the Purchaser, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. DEFINITIONS; INTERPRETATION.

1.1 Capitalized terms used in this Agreement shall have the meanings set forth in this Section 1 or as defined elsewhere in this Agreement, including, without limitation, in the first paragraph of this Agreement or in the recitals above.

“Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, in each case as in effect from time to time.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to have “control” of another Person if such Person possesses the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by ownership of voting securities, by contract or otherwise and any “Affiliated Entity” (as defined in the Notes) shall be deemed to be an Affiliate of the Company, the Surviving Company and their respective Subsidiaries.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Bridge Closing Date” has the meaning set forth in Section 3.1

“Bridge Closing Certificate” means a certificate, executed by two duly authorized officers of each of the Company and the Surviving Company in the form attached hereto as Exhibit C.

“Bridge Funding Certificate” means a certificate, executed by two duly authorized officers of each of the Company and the Surviving Company in the form attached hereto as Exhibit D.

“Bridge Loan Advance” has the meaning set forth in Section 2.2

“Bridge Loan Documents” means this Agreement, the Restated Original Note, the Bridge Note, the Bridge Warrant, the Security Agreement, any other Collateral Document executed in connection with any of the foregoing documents or the transactions contemplated hereby or thereby, the Subordination Agreement Amendment and any other agreement entered into now, or in the future, by any combination of the Company and/or the Surviving Company, on the one hand, and Purchaser and/or Castle, on the other hand, in connection with this Agreement which states that it constitutes a “Bridge Loan Document” hereunder.

“Bridge Note” means the Senior Convertible Note, dated the Restatement Effective Date, executed by each of the Company and the Surviving Company in favor of the Purchaser, in the principal amount of the Maximum Bridge Loan Amount, substantially in the form attached hereto as Exhibit E, as amended, restated, supplemented or otherwise modified from time to time.

“Bridge Warrant” has the meaning set forth in the recitals.

“Business Day” means a day other than a Saturday, Sunday, legal holiday or day on which banks in New York, New York are required or authorized by law to remain closed.

“Change of Control” has the same meaning herein as in the Notes.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” means any and all assets and property of any Person (whether now owned or at any time hereafter acquired by such Person or in which such Person now has or at any time in the future may acquire any right, title or interest) in which a Lien is granted, or purported to be granted, to the Purchaser under any Collateral Document to secure all or any of the Obligations, as such assets and properties are further described in such Collateral Documents.

“Collateral Documents” means the Security Agreement, and any agreement which creates or perfects, or which purports to create or perfect, rights in favor of the Purchaser in assets and properties of any Person (whether now owned or at any time hereafter acquired by such Person or in which such Person now has or at any time in the future may acquire any right, title or interest) to secure all or any of the Obligations, and any other agreement entered into now, or in the future, which states that it constitutes a “Collateral Document”.

“Company” has the meaning set forth in the introductory paragraph hereto.

“ERISA Affiliate” means each Person that, together with the Company, is treated as a “single employer” within the meaning of Section 414(b) or (c) of the Code (or Section 414(m) or (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived pursuant to applicable regulations), (b) the existence of an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (d) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Company or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Company or any ERISA Affiliate from the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the cessation of operations at a facility of the Company, the Surviving Company or any ERISA Affiliate of the Company or the Surviving Company in the circumstances described in Section 4062(e) of ERISA with respect to any Plan subject to Section 4062(e) of ERISA, (h) the incurrence by the Company or any ERISA Affiliate of any liability with respect to its withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (i) the receipt by the Company or any ERISA Affiliate of any determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent, within the meaning of Title IV of ERISA or in “endangered” or “critical” status, within the meaning of Section 305 of ERISA.

“Event of Default” has the same meaning herein as in the Notes.

“Existing Obligations” has the meaning set forth in Section 5.6.

“Existing Purchase Agreement” has the meaning set forth in the introductory paragraph hereto.

“Expenses” has the meaning set forth in Section 8.11.

“FCPA” has the meaning set forth in Section 5.8.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course), (e) all obligations of the type described in clauses (a), (b), (c), (d), (f), (g), (h), (i), (j) or (k) of this definition of “Indebtedness” of others secured by (or for which the holder of such Indebtedness has an existing unconditional right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (f) all guarantees by such Person of obligations of the type described in clauses (a), (b), (c), (d), (e), (g), (h), (i), (j) or (k) of this definition of “Indebtedness” of others, (g) all reimbursement obligations of such Person as an account party in respect of letters of credit and letters of guaranty, (h) all reimbursement obligations of such Person in respect of bankers’ acceptances, (i) all obligations of such Person, contingent or otherwise, to purchase, redeem or otherwise acquire for value any preferred stock prior to the date that is ninety (90) days after the Maturity Date (as defined in the Notes), (j) in respect of any capitalized lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (k) the net obligations of such Person to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act that would be payable by such Person at the termination of such agreement or arrangement.

“Insolvency Proceeding” shall have the same meaning herein as in the Triller Schedule of Subordination Terms.

“Investment” shall mean, relative to any Person, (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such first Person of any bonds, notes, debentures or other debt securities of any such other Person; and (b) any agreement or undertaking by which such Person becomes or is contingently held liable for Indebtedness of another Person or guarantees dividends or other distributions upon the capital stock of any other Person and (c) any capital stock or other investment held by such Person in any other Person. The amount of any Investment at any time shall be the original principal amount thereof less all returns of principal or equity thereon made on or before such time and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“Law” as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of a court, tribunal or other Governmental Authority, in each case to which such Person is subject or by which it or any of its property is bound.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, deemed or statutory trust, security conveyance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease having substantially the same effect as any of the foregoing).

“Liquidity” means the sum of (i) all unrestricted cash and unrestricted cash equivalents of the Company, the Surviving Company, and their Subsidiaries and (ii) the aggregate principal amounts committed and available to be drawn by the Company, the Surviving Company, and their Subsidiaries under all revolving credit facilities to the extent such revolving credit facilities and the loans thereunder are permitted under the terms of this Agreement.

“LLC Division” shall mean the statutory division of any limited liability company organized or formed under the laws of (x) the State of Delaware or (y) any other jurisdiction providing for the statutory division of a limited liability company into two or more limited liability companies pursuant to Section 18-217 of the Delaware Limited Liability Company Act or another applicable law providing for such statutory division.

“Loans” means, collectively, the Original Loan and the Bridge Loan.

“Loan Documents” means the Bridge Loan Documents, the Collateral Documents, the Existing Purchase Agreement, the Original Note, the Restructure Agreement, the Restated LLC Agreement, the Merger Agreement, the Closing Warrant, the Converted Warrant, the Subordination Agreement, and any other agreement entered into now, or in the future, by any combination of the Company and/or the Surviving Company, on the one hand, and Purchaser and/or Castle, on the other hand, in connection with and related to the transactions contemplated by this Agreement or the Restructuring or which states that it constitutes a “Loan Document”.

“Material Adverse Effect” means a material adverse effect on (a) the business, prospects, assets, properties, liabilities (actual or contingent), operations, financial condition or results of operations of the Company or the Surviving Company, individually, or the Company, the Surviving Company and their Subsidiaries, taken as a whole, (b) the validity or enforceability of this Agreement, the Notes or the other Loan Documents, or (c) a material impairment of the ability of the Company or the Surviving Company, taken as a whole, to perform their payment and other material obligations under this Agreement.

“Maximum Bridge Loan Amount” means the sum of (a) $10,000,000 plus (b) Purchaser Expenses.

“Milestone” has the meaning set forth in Section 2.2.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA to which any the Company or any ERISA Affiliate makes, is making, is obligated to make contributions, or with respect to which the Company has any liability, actual or contingent.

“Notes” means, collectively, the Restated Original Note and the Bridge Note.

“Obligations” means all payment and performance obligations of the Company and the Surviving Company arising under or in connection with the Loan Documents, including without limitation all obligations to pay any debts, principal, interest, fees, costs and expenses owing to the Purchaser, indemnification obligations owing to the Purchaser or any related party and any other amounts the Company and the Surviving Company owe to the Purchaser, whether existing now or arising later, whether under this Agreement, the other Loan Documents (other than any warrant for the purchase of equity), or otherwise, including, without limitation, all interest accruing after the commencement of any bankruptcy, insolvency or other similar proceeding, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred.

“Original Closing” means the closing of the sale and purchase of the Original Note and consummation of each of the other transaction in connection therewith.

“Original Closing Date” has the meaning set forth in the introductory paragraph hereto.

“Original Loan” has the meaning set forth in the recitals hereto.

“Original Note” has the meaning set forth in the introductory paragraph hereto.

“Party/Parties” means, as context requires, the Company, the Surviving Company and/or the Purchaser.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Plan” means any single-employer plan, as defined in Section 4001(a)(15) of ERISA, and subject to Title IV of ERISA, Section 412 of the Code or Sections 302 or 303 of ERISA, that is sponsored, maintained or contributed to (or to which there is or was an obligation to contribute or to make payments) by the Company or an ERISA Affiliate thereof, or respect of which the Company or an ERISA Affiliate thereof incurs or otherwise has any obligation or liability, contingent or otherwise.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.

“Plan” means a Pension Plan or a Multiemployer Plan.

“Public Registration and Offering” has the meaning set forth in the recitals hereto.

“Purchaser” has the meaning set forth in the introductory paragraph hereto.

“Purchaser Expenses” means the sum of (a) $12,856.05, consisting of certain costs and expenses incurred in connection with the Existing Purchase Agreement and the transactions contemplated thereby plus (b) $305,000 consisting of certain costs and expenses incurred by the Purchaser in connection with this Agreement, the other Bridge Loan Documents and the transactions contemplated hereby and thereby and payable on the Bridge Closing Date by the Company and the Surviving Company pursuant to Section 8.11, it being understood that the amount of such Purchaser Expenses have been included in the Maximum Bridge Loan Amount and the Bridge Loan.

“Restated Charter” means the Amended and Restated Certificate of Incorporation of the Surviving Company that shall become effective in connection with the Second Merger in the form attached as an exhibit to the Restructure Agreement.

“Restated LLC Agreement” has the meaning set forth in Section 4.1(f).

“Restated Original Note” has the meaning set forth in Section 2.1.

“Restatement Effective Date” has the meaning set forth in the introductory paragraph hereto.

“Restructuring” means the completion of the Second Merger, the effectiveness of the Restated Charter and the transactions contemplated to occur in connection therewith pursuant to the terms of the Restructure Agreement.

“Restructure Agreement” means that certain Share Conversion Agreement, dated as of the Original Closing Date, among Purchaser, Castle, the Company and the Surviving Company.

“Sanctions” has the meaning set forth in Section 5.8.

“Second Merger” or “Second Merger Transaction” has the meaning set forth in the recitals hereto.

“Security Agreement” means that certain Security Agreement between the Surviving Company, as the Grantor thereunder, and the Purchaser, dated as of the Restatement Effective Date.

“Series A-1 Preferred Stock” has the meaning set forth in the Restructure Agreement.

“Share Purchase Agreement Proceeds” has the meaning set forth in Section 6.7.

“Share Purchase Agreements” means that certain Share Purchase Agreement dated as of September 28, 2022 between the Grantor, GEM Global Yield LLC SCS and GEM Yield Bahamas Limited in the form disclosed to the Purchaser on the Restatement Effective Date and as it may be modified hereafter in a manner reasonably acceptable to the Purchaser and any other share purchase or similar agreement that the Surviving Company has entered into or may enter into in the future, including with B. Riley Principal Capital II, LLC or any of its affiliates, for the sale of any equity shares issued by the Surviving Company.

“Subordination Agreement” means the Subordination Agreement, dated as of the Original Closing Date, by and among the Purchaser, Ryan Kavanaugh, on behalf of himself and certain other “Subordinated Debt Holders” identified therein, the Company and the Surviving Company, as in effect immediately prior to the Restatement Effective Date.

“Subordination Agreement Amendment” means that the First Amendment to the Subordination Agreement by and among the Purchaser, Ryan Kavanaugh, on behalf of himself and certain other “Subordinated Debt Holders” identified therein, the Company and the Surviving Company.

“Surviving Company” has the meaning set forth in the introductory paragraph hereto.

“Subsidiary” of a Person means any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding equity interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly), or the management is otherwise controlled by (directly or indirectly) such Person. Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Company or the Surviving Company.

“Triller Schedule of Subordination Terms” shall be the Company’s and the Surviving Company’s Master Agreement and Schedule of Subordination Terms as set forth on Schedule D hereto which, pursuant to Section 6.1(c)(xi) hereof, the Company and the Surviving Company will require any lender of Indebtedness incurred by the Company and/or the Surviving Company to agree to be bound by unless the Purchaser in its sole discretion otherwise consents in writing.

2. AMOUNT AND TERMS OF THE LOANS.

2.1 The Original Loan. Subject to the terms of the Existing Agreement, on the Original Closing Date, the Purchaser advanced to the Company and the Surviving Company, jointly and severally, the Original Loan against the issuance and delivery by the Company of the Original Note. The Original Loan and all accrued interest thereon remains outstanding on the date hereof and in connection with the execution and delivery of this Agreement, the Original Note shall be amended and restated in its entirety in the form of the Amended and Restated Senior Convertible Note, dated the Restatement Effective Date attached as Exhibit B hereto (the “Restated Original Note”) which shall be executed by the Company and the Surviving Company in favor of Purchaser. The Restated Original Note amends and restates, in full, without novation, the Original Note.

2.2 The Bridge Loan. Subject to the terms of this Agreement and in accordance with the procedure set out in Section 3.3, the Purchaser agrees to make advances (each a “Bridge Loan Advance”) to the Company and the Surviving Company, jointly and severally, in an aggregate amount not to exceed the Maximum Bridge Loan Amount. The amount and anticipated funding date of each Bridge Loan Advance and the milestones which must be satisfied prior to such Bridge Loan Advance (each a “Milestone”) are set forth on Schedule B hereto. The Bridge Loan shall be evidenced by the Bridge Note.

2.3 Use of Proceeds. The advance of the Bridge Note shall be used exclusively for the purposes set forth on Schedule B hereto with respect to such Bridge Loan Advance.

3. CLOSING AND DELIVERY.

3.1 Bridge Closing. Subject to the terms and conditions in this Agreement, the closing of the sale and purchase of the Bridge Note (the “Bridge Closing”) shall be held on or before December 31, 2022, or at such other time as the Company, the Surviving Company and the Purchaser may mutually agree (such date as the Bridge Closing occurs is hereinafter referred to as the “Bridge Closing Date”).

3.2 Bridge Closing Amount. The Purchaser shall remit the amount of the first Bridge Loan Advance set forth on Schedule B less the Purchaser Expenses on the Bridge Closing Date to a bank account specified by the Company. That portion of the first Bridge Loan Advance equal to the Purchaser Expenses shall be applied directly by the Purchaser to reimburse itself for costs and expenses incurred by the Purchaser in connection with the Existing Purchase Agreement and the transactions contemplated thereby and to pay costs and expenses incurred by the Purchaser in connection with the negotiation and preparation of the Bridge Loan Documents and the transactions contemplated thereby and which are required to be paid by the Company and the Surviving Company in accordance with Section 8.11 hereof. The Company and the Surviving Company shall execute and deliver to the Purchaser the Bridge Note with an initial principal amount equal to the Maximum Bridge Loan Amount.

3.3 Milestone Fundings. Subject to the conditions in this Agreement, upon the satisfaction of the applicable Milestones as set forth on Schedule B for each Bridge Loan Advance other than the Bridge Loan Advance to be made on the Bridge Closing Date, the Company and the Surviving Company shall notify the Purchaser in writing that such Milestones have been satisfied and, within two Business Days after the date on which the Purchaser receives such notice the Purchaser shall remit the applicable Bridge Loan Advance to a bank account specified by the Company; provided that the Purchaser may, but shall have no obligation hereunder to, fund a Bridge Loan Advance if the conditions to the funding of such Bridge Loan Advance (including satisfaction of the Milestones for such advance) are not satisfied within [10] Business Days after the anticipated funding date for such Bridge Loan Advance set forth on Schedule B . The date of each funding pursuant to this Section 3.3 is referred to herein, individually, as a “Milestone Funding Date”.

4. CONDITIONS PRECEDENT TO BRIDGE CLOSING.

4.1 Conditions Precedent to the Bridge Closing. The obligation of the Purchaser to effect the Bridge Closing as contemplated by this Agreement and to advance the first Bridge Loan Advance in the amount set forth on Schedule B hereto is subject to the satisfaction or waiver on or prior to the Bridge Closing Date of the following:

(a) the Purchaser shall have received the following documents, each duly executed by an authorized officer of the Company and the Surviving Company, as applicable:

(i) this Agreement;

(ii) the Bridge Note;

(iii) the Bridge Warrant;

(iv) the Restated Original Note;

(v) the Security Agreement;

(vi) any other Collateral Document;

(vii) the Subordination Agreement Amendment;

(viii) a Bridge Closing Certificate; and

(ix) each of the other Loan Documents to be executed as of the Bridge Closing Date;

(b) the representations and warranties made by the Company and the Surviving Company in this Agreement, or in any other Loan Document shall be true, correct, and complete in all material respects (without duplication of any materiality qualifiers therein) when made and as of the Bridge Closing Date with the same force and effect as if they had been made on and as of such date, both immediately before and after giving effect to the changes expressly contemplated by this Agreement and no Event of Default shall have occurred and be continuing; and

(c) the Purchaser shall have received an executed copy of the Amended and Restated Limited Liability Company Agreement (the “Restated LLC Agreement”) for the Company in form and substance satisfactory to the Purchaser in its reasonable discretion and the updated register of unit holders of the Company evidencing that Purchaser holds 25,907,187 Series A-1 Preferred Units in the Company, the Closing Warrant, the Converted Warrant and the Bridge Warrant.

(d) the Purchaser shall have obtained evidence that all necessary corporate and internal authorizations and approvals for the Bridge Closing and the execution and delivery of the Bridge Loan Documents by the Company and the Surviving Company, and the transactions contemplated thereby, have been obtained, and the Company and the Surviving Company shall have obtained all necessary regulatory or governmental approvals for the Bridge Closing and the transactions contemplated by the Loan Documents.

4.2 Conditions Precedent to the Bridge Loan Advances. The obligation of the Purchaser to fund each Bridge Loan Advance as contemplated by Section 3.3 of this Agreement is subject to the satisfaction or waiver on or prior to each Milestone Funding Date of the following:

(a) the Purchaser, in its sole judgment, has determined that the Milestones for such Bridge Loan Advance have been satisfied,

(b) the Purchaser shall have received the following documents, each duly executed by an authorized officer of the Company and the Surviving Company, as applicable:

(i) a Bridge Funding Certificate; and

(ii) any additional documents the Purchaser may request in its sole reasonable discretion; and

(c) the representations and warranties made by the Company and the Surviving Company in this Agreement, or in any other Loan Document shall be true, correct, and complete in all material respects (without duplication of any materiality qualifiers therein) when made and as of the applicable Milestone Funding Date with the same force and effect as if they had been made on and as of such date, both immediately before and after giving effect to the changes expressly contemplated by this Agreement and no Event of Default shall have occurred and be continuing.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company and the Surviving Company hereby represent and warrant to the Purchaser as of the Restatement Effective Date and as of each Milestone Funding Date as follows:

5.1 Organization, Good Standing and Qualification. The Company, the Surviving Company and each of their Subsidiaries (a) is a duly organized or formed and validly existing corporation or other registered entity under the Laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) except as would not reasonably be expected to result in a Material Adverse Effect, has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it does business or owns assets.

5.2 Limited Liability Company Power. The Company and the Surviving Company have all requisite limited liability company or corporate power, as applicable, to execute and deliver this Agreement and the other Loan Documents, and to carry out and perform its obligations hereunder and thereunder.

5.3 Authorization. All limited liability company, corporate or other organizational action necessary for the authorization of this Agreement and the other Loan Documents and the execution, delivery and performance of all obligations of the Company and the Surviving Company under this Agreement and the other Loan Documents, including, without limitation, the issuance and delivery of the Notes, has been taken prior to the Closing. This Agreement, the Notes and the other Loan Documents, when executed and delivered by the Company and the Surviving Company, shall constitute valid and binding obligations of the Company and the Surviving Company, enforceable in accordance with their terms, subject to Laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to applicable securities Laws.

5.4 Governmental Consents. All material consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any Governmental Authority, required to be made or obtained in advance of the Closing on the part of the Company and the Surviving Company in connection with (a) the valid execution and delivery of this Agreement, the Notes and the other Loan Documents, (b) the offer, sale or issuance of the Notes, or (c) the consummation of any other transaction contemplated by this Agreement or the other Loan Documents, shall have been made or obtained, as applicable, and will be effective at such time as required by such Governmental Authority.

5.5 Compliance with Laws. Except as would not be likely to result in a Material Adverse Effect, neither the Company, the Surviving Company, nor any of their Subsidiaries is in violation of any applicable statute, rule, regulation, order, or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties.

5.6 Existing Obligations. Other than the existing obligations (“Existing Obligations”) provided in Schedule A, none of the Company, the Surviving Company nor their Subsidiaries have any other Indebtedness exceeding $100,000 as of the Restatement Effective Date. The incurrence of the debt evidenced by the Notes and the entry into this Agreement and the other documents executed in connection therewith, including the Restated LLC Agreement, do not violate any terms of, or otherwise cause an event of default or give rise to a right of payment under, any agreements governing any Existing Obligations. Since the Original Closing Date, neither the Company nor the Surviving Company have incurred any indebtedness that ranks senior to the claims of the Purchaser, except for obligations mandatorily preferred by law applying to companies generally.

5.7 Compliance with ERISA. To the knowledge of the Company and the Surviving Company, each Pension Plan has been established, administered and maintained in accordance with its terms and in material compliance with ERISA and the Code. To the knowledge of the Company and the Surviving Company, no Multiemployer Plan is insolvent or in reorganization or in endangered or critical status within the meaning of Section 432 of the Code or Section 4241 or 4245 of Title IV of ERISA, and no written notice of any such insolvency or reorganization has been given to the Company or any ERISA Affiliate. Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred; (ii) no Lien imposed under the Code or ERISA with respect to any Plan on the assets of the Company, the Surviving Company or any ERISA Affiliate exists; and (iii) neither the Company, the Surviving Company nor any ERISA Affiliate has been notified in writing that such a Lien will be imposed on the assets of the Company, the Surviving Company or any ERISA Affiliate on account of any Plan. No Pension Plan has an unfunded current liability that exceeds $100,000. No employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA of the Company, the Surviving Company or any Subsidiary thereof provides benefit coverage subsequent to termination of employment except for coverage required by Title I, Subtitle B, Part 6 of ERISA or applicable state insurance Laws or the payment or reimbursement of premiums for such coverage.

5.8 Sanctions; Anti-Corruption. None of the Company, the Surviving Company or any of their respective Subsidiaries or any director, officer, or Affiliate of the Company, the Surviving Company or any of their respective Subsidiaries is an individual or entity (“person”) that is, or is owned or controlled by persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions. The Company, the Surviving Company and their respective Subsidiaries and their directors, officers, and Affiliates are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects.

5.9 Satisfaction of Conditions Precedent. As of the Bridge Closing and simultaneously with the funding of the Bridge Loan, all of the conditions precedent set forth in Section 4.1 hereof, or to the effectiveness of any Loan Document required to be delivered under Section 4.1, shall be satisfied except to the extent the Purchaser has agreed to waive such condition in writing.

5.10 No Conflict with Material Agreements. The execution and delivery by the Company and the Surviving Company of the Loan Documents, the performance by the Company and the Surviving Company of their obligations thereunder and the creation of the Liens created under the Security Agreement with respect to the Share Purchase Agreements will not result in a breach of the terms of any of the Share Purchase Agreements.

5.11 Perfected Liens. Subject to the filing in the proper filing office in any relevant jurisdiction of any financing statements with respect to the Collateral that properly describes the Collateral and otherwise complies with any applicable requirements in the relevant jurisdiction and delivery to the Purchaser of any Collateral the perfection or lien priority of which is determined by the control of the secured party, the Liens of the Purchaser in any Collateral (including any share pledges) granted under and as defined in the Collateral Documents are, or upon any such filing and delivery, will be validly created and perfected first priority Liens.

5.12 Use of Proceeds. The proceeds of the Original Note were used exclusively for the payments listed as follows:

(a) first, for the payment of the acquisition of Bare Knuckle Fighting Championship Inc., including $10,000,000 immediately payable to the sellers in the deal and $8,400,000 immediately payable to the target company or otherwise placed in escrow at the closing in respect of funding the event budget specified in the transaction documents;

(b) the remainder to support the daily operation in the ordinary course of business of the Company and the Surviving Company.

5.13 Satisfaction of Milestone Conditions Precedent. As of each Milestone Funding Date and simultaneously with the funding of each Bridge Loan Advance, the conditions precedent set forth in Section 4.2 hereof, or to the effectiveness of any document required to be delivered under Section 4.2 for the applicable Milestone Funding Date, shall be satisfied except to the extent the Purchaser has agreed in its sole discretion to waive such condition in writing.

5.14 Ranking; No New Series A-1 Preferred Units. Since the Original Closing Date, the Company has not issued any A-1 Preferred Units or warrants for the purchase of A-1 Preferred Units, other than the Converted Warrant, the Closing Warrant and the Bridge Warrant and the Surviving Company has not issued any Series A-1 Preferred Stock or warrants for Series A-1 Preferred Stock. The Company has complied with the provisions of Section 4.6(b) of the Restated LLC Agreement and no event has occurred that would trigger the anti-dilution protection provisions of Section 4.7 of the Restated LLC Agreement.

5.15 No Default or Event of Default. No Default or Event of Default has occurred and is continuing under this Agreement or any other Loan Document.

5.16 Financial Statements. The audited financial statements delivered to the Purchaser for the fiscal year ending December 31, 2021, and (ii) following the Restatement Effective Date, the most recent financial statements delivered pursuant to Section 6.2(a), (b), and (c) (x) were, in each case, prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (y) fairly present in all material respects the financial condition of the Company, the Surviving Company and their Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby and (z) show all material indebtedness and other liabilities, direct or contingent, of the Company, the Surviving Company and their Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, subject, in the case of financial statements delivered under Section 6.2(b), to the absence of footnotes and to normal year-end audit adjustments.

5.17 No Material Adverse Effect.

(a) As of the Restatement Effective Date, since the date of the most recent audited financial statements delivered to the Purchaser, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(b) After the Restatement Effective Date, since the date of delivery of the most recent annual audited financial statements in accordance with the terms hereof, since the date of such annual audited financial statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.18 Prior Transactions. Concurrently with the making of the Original Loan on the Original Closing Date, (x) all the units of the Company held by Purchaser, and (y) all the units of the Company held by Castle Lion Investments Limited, a British Virgin Islands corporation with its registered address at Vistra Corporate Service Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Island (“Castle”), were converted to Series A-1 Preferred Units of the Company, and all warrants issued by the Company and held by Purchaser immediately prior to the Original Closing were converted to a warrant to purchase 7,178,837 duly authorized, validly issued, fully paid and nonassessable Series A-1 Preferred Units of the Company at an exercise price per unit of $2.035 (the “Converted Warrant” and all the transactions described herein, the “LLC Conversion”) and the Converted Warrant and all documents in connection with the LLC Conversion are in full force and effect.

6. FURTHER AGREEMENTS AND COVENANTS.

6.1 Covenants. The Company and the Surviving Company covenant that, for so long as the Notes remain outstanding:

(a) the Company (i) will consummate the LLC Conversion.

(b) except for the transactions expressly contemplated by the First Merger and the LLC Conversion or necessary for the Restructuring, each of the Company and the Surviving Company will not and will not cause or permit any Subsidiaries to liquidate or dissolve, consolidate with, or merge into or with, any other Person or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), including, in each case, pursuant to an LLC Division, without the prior written consent of the Purchaser, except that (x) a Subsidiary may merge or consolidate with another Subsidiary in connection with a Permitted Investment so long as no Change of Control results therefrom and (y) any Subsidiary may merge or consolidate with the Company or the Surviving Company so long as the Company or the Surviving Company is the surviving entity of such merger or consolidation and such merger or consolidation is otherwise permitted under this Agreement and no Change of Control results therefrom. For the purpose of this Agreement, the term “Permitted Investment” means Investments in Persons in the following industries provided that in aggregate the cash portion of such Investments do not exceed $2,000,000.00 and no Default or Event of Default under the Notes has occurred and is continuing or would result thereof:

(i) music and video productions and promotion and related technology;

(ii) sports promotion and related technology; and

(iii) social media, influencer marketing, and similar platforms.

(c) the Company and the Surviving Company will not, and will not cause or permit any Subsidiaries to, without the Purchaser’s prior written consent:

(i) amend, alter or repeal any provision of the Restated LLC Agreement or, after the Restructuring, the Restated Charter of the Surviving Company or any agreement governing the rights and privileges of the shareholders of the Company or the Surviving Company, in all cases in a manner that adversely affects the powers, preferences or rights of any units in the Company or the Surviving Company held by the Purchaser or the Series A-1 Preferred Stock;

(ii) (x) create, or authorize the creation of, or issue or obligate itself to issue, or reclassify, any equity units unless the same ranks junior to the Series A-1 Preferred Units of the Company with respect to its rights, preferences and privileges or, after the Restructuring, any capital stock of the Surviving Company unless the same ranks junior to the Series A-1 Preferred Stock with respect to its rights, preferences and privileges, or (y) increase the authorized number of Series A-1 Preferred Units or, after the Restructuring, shares of Series A-1 Preferred Stock;

(iii) sell, dispose or otherwise transfer any material business operation (the “Company Business”) of the Company, the Surviving Company and/or any of their Subsidiaries;

(iv) sell, issue, or dispose of any equity interests in any of its Subsidiaries, other than (a) transfers to the Company or the Surviving Company and transfers of equity interests in any of its Subsidiaries (other than the Surviving Company) to other direct or indirect Subsidiaries of the Company or the Surviving Company, (b) sales of all of the equity interests of a Subsidiary at a price higher than the value as of the Original Closing Date, or if such Subsidiary was acquired after the Original Closing Date, then at a price higher than its acquisition price, or (c) transfers by operation of law as part of the LLC Conversion and/or the Restructuring. The value of any Subsidiary as of the Original Closing Date shall be evaluated by a third-party independent firm agreed by the Purchaser;

(v) sell or dispose of all, substantially all or a material portion of the assets of the Company, the Surviving Company or their Subsidiaries in one transaction or a series of transactions, other than dispositions of assets that are obsolete or no longer used or useful to the business and sales or dispositions of assets in the ordinary course of business for fair market value as determined by a third party accountant or appraiser and dispositions of assets that result in a profit as evidenced by a Big Four or a reputable accounting firm confirmed by the Purchaser, provided that in each case at least 80% of the sales proceeds shall be received in cash at closing unless otherwise agreed by the Purchaser;

(vi) change, move or transfer the location of its chief executive office or its registered offices or places of business;

(vii) transfer, assign or otherwise convey any right, title or interest in, or any of the benefits under (including, without limitation, any rights to receive proceeds) the Share Purchase Agreements, or amend, modify or otherwise alter any of the Share Purchase Agreements in any manner adverse to the interests of the Purchaser, or in any manner that would make the realization of the benefits of any Share Purchase Agreement by the Company or the Surviving Company less likely to occur;

(viii) redeem or repurchase any equity interests of the Company or the Surviving Company, other than (i) redemptions of the Series A-1 Preferred Units as expressly authorized in the Restated LLC Agreement, or, if after the Restructuring, shares of the Series A-1 Preferred Stock as expressly authorized in the Restated Charter, (ii) repurchases of units or stock from former employees, officers, directors, consultants or other persons who performed services for the Company or the Surviving Company or any of their Subsidiaries in connection with the cessation of such employment or service at no greater than the original purchase price thereof, or (iii) deemed repurchases through the withholding of units of the Company or, after the Restructuring, shares of capital stock of the Surviving Company, in either case upon vesting or exercise of equity awards issues to employees, officers, directors, consultants or other service providers to satisfy tax obligations or exercise price;

(ix) declare or pay any dividends or otherwise make any distributions on any equity interests other than (i) payments by any Subsidiary of the Company or the Surviving Company to the Company or the Surviving Company or its direct parent if such parent is a direct or indirect Subsidiary of the Company or the Surviving Company, (ii) dividends or distributions on the Series A-1 Preferred Units as expressly authorized in the Restated LLC Agreement or, if after the Restructuring, on the Series A-1 Preferred Stock, or (iii) dividends or other distributions payable on the common units of the Company solely in the form of additional common units or on the Series AA-1 Preferred Units solely in the form of additional Series AA-1 Preferred Units, or if after the Restructuring, on the common stock of the Surviving Corporation in the form of additional shares of common stock or on Series AA-1 Preferred Stock solely in the form of additional shares of Series AA-1 Preferred Stock;

(x) make, or permit any Subsidiary to make, any loan or advance to any other Person in an aggregate principal amount in excess of $1,000,000 outstanding at any time, other than loans or advances consistent with past practice to any Subsidiary of the Company or the Surviving Company in the ordinary course of business;

(xi) directly or indirectly create, incur, issue, assume, guarantee, suffer to exist, or otherwise become directly or indirectly liable for, whether contingently or otherwise, any Indebtedness, unless:

(1) the Purchaser receives not less than ten 10 Business Days’ notice that the Company or the Surviving Company intend to incur such Indebtedness, together with a detailed summary of the terms and conditions of such Indebtedness, including, without limitation, the interest rate and fees that will be payable in connection therewith, the maturity date thereof which shall not be a date earlier than 367 days after the Maturity Date (as defined in the Notes) (and for clarity, such Indebtedness shall not be payable on demand or a similar concept) and the terms of any conversion rights applicable thereto; provided that notwithstanding the limitations on maturity specified above, the Company and the Surviving Company shall be permitted to incur Indebtedness with a maturity of 6 months or less in an aggregate amount outstanding at any one time not to exceed $5,000,000 so long as such Indebtedness otherwise meets the requirements set forth in clauses (1), (2) and (3) of this Section 6.1(c)(xi), and

(2) a draft of the promissory note, instrument or agreement governing or evidencing such Indebtedness shall be delivered to the Purchaser prior to the incurrence of such Indebtedness and an executed copy thereof shall be delivered to the Purchaser promptly after, but in any event no more than 5 Business Days after, the incurrence of such Indebtedness, and such promissory note, instrument or agreement shall provide that it and the terms of the Indebtedness evidenced thereby are governed by the laws of New York or Delaware (without giving effect to the conflicts of laws principles thereof) and shall explicitly incorporate by reference the terms of the Triller Schedule of Subordination Terms and contain a legend referring to such subordination terms as required by the Triller Schedule of Subordination Terms, and

(3) the lender of such Indebtedness has agreed in writing that such Indebtedness (x) ranks junior to the Notes in right of repayment and (y) is subject to the terms of subordination set forth in the Triller Schedule of Subordination Terms or such other terms of subordination as are satisfactory to the Purchaser in its sole discretion as evidenced by the Purchaser’s written consent;

(xii) directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Company, the Surviving Company or any of their Subsidiaries, whether now owned or hereafter acquired;

(xiii) guarantee, directly or indirectly, or permit any Subsidiary to guarantee, directly or indirectly, any Indebtedness except for trade accounts of the Company, the Surviving Company or any Subsidiary arising in the ordinary course of business;

(xiv) enter into or be a party to any transaction with any Affiliate or any shareholder, director, officer, or employee of any of the Company, the Surviving Company, any of their Subsidiaries or any Affiliate or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 of the United States of America, as amended, and the rules and regulations promulgated thereunder) of any such Person (other than (1) ordinary course issuances of equity awards to service providers of the Company, the Surviving Company, or any Subsidiary pursuant to an equity incentive plan if after giving effect thereto no Event of Default shall result therefrom and no Event of Default shall then be continuing under Section 7.1 or Section 7.3 of the Notes, (2) salary and other payments for services rendered by any director, officer or employee of the Company, the Surviving Company, or any of their Subsidiaries in the ordinary course of their duties on behalf of the Company, the Surviving Company or any of their Subsidiaries consistent with past practice and (3) reimbursement of any such director, officer or employee for reasonable and documented out-of-pocket expenses incurred in the ordinary course of their duties on behalf of the Company, the Surviving Company or their Subsidiaries consistent with past practice), unless the terms and conditions of such transaction are no less favorable to the Company, the Surviving Company or any of its Subsidiaries, as applicable, than those that could have been obtained by the Surviving Company or any of its Subsidiaries, as applicable, in a comparable arms-length transaction with an unrelated third party or, if there is no such comparable transaction, on terms that fair and beneficial to the Surviving Company or any of its Subsidiaries, as applicable, and do not result in a Material Adverse Effect;

(xv) sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business;

(xvi) enter into any agreement (other than a document relating to the Notes) prohibiting:

(1) the creation or assumption by the Company, the Surviving Company or any of their Subsidiaries of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, in favor of the Purchaser to secure the obligations the Company or the Surviving Company owed to the Purchaser pursuant to this Agreement, the Notes or any other Loan Document;

(2) the ability of the Company or the Surviving Company to amend or otherwise modify this Agreement or any other documents in relation to the Notes; or

(3) the ability of the Company, the Surviving Company or any Subsidiary or Affiliate of the Company or the Surviving Company to make any payments, directly or indirectly, to the Company, the Surviving Company or any Subsidiary of the Company or the Surviving Company, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

6.2 Information Rights. For so long as any of the Notes remains outstanding, the Company and the Surviving Company will deliver to the Purchaser:

(a) audited annual financial statements of the Company and the Surviving Company in accordance with GAAP within ninety (90) days following the end of each accounting year;

(b) unaudited quarterly management reports within forty-five (45) days following the end of each accounting quarter; and

(c) annual operating plans for the upcoming fiscal year fifteen (15) days before the end of the immediately preceding fiscal year;

(d) any notices received with respect to the Share Purchase Agreements or any equity pledged pursuant to the Security Agreement.

6.3 Permitted Payments. Notwithstanding anything to the contrary in Section 5.6, the Company and the Surviving Company are not required to make any cash payments of principal or interest in respect of the Existing Obligations prior to a date that is 367 days after the Maturity Date (as defined in the Notes) of the Notes and shall not make any payments with respect to such Existing Obligations prior to such date without the written consent of the Purchaser.

6.4 Sanctions; Anti-Corruption Laws. The Company and the Surviving Company will maintain in effect policies and procedures designed to promote compliance by the Company, the Surviving Company and their respective Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption laws. The Company and the Surviving Company will not, directly or indirectly, use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person.

6.5 Compliance with Loan Documents. The Company and the Surviving Company will comply with all of their obligations hereunder and under the other Loan Documents in accordance with the terms hereof and thereof and, to the extent that the Purchaser agrees to waive in writing any conditions precedent to the Closing, whether specified in Section 4.1 hereof or specified in any other Loan Document, the Company and the Surviving Company shall comply with any terms of such waiver, including delivery to the Purchaser of any document at the time specified for such delivery in such waiver.

6.6 Name Change; Organizational Change. Each of the Company and the Surviving Company shall provide the Purchaser with no fewer than ten (10) Business Days’ notice prior to any proposed (a) change in the Company’s or the Surviving Company’s jurisdiction of organization, incorporation or formation, as applicable, or organizational structure, (b) change of any the Company’s or the Surviving Company’s name, and (c) use of any trade name or fictitious name, “d/b/a” or other similar designation; provided that no such advance notice shall be required in connection with the Second Merger so long as the Surviving Company does not change it’s name or jurisdiction of incorporation in connection therewith. Each of the Company and the Surviving Company shall use its best efforts to give the Purchaser at least two (2) Business Days advance notice of the date of the Second Merger and in any event shall promptly (and in any event within one (1) Business Day thereafter, notify the Purchaser of the occurrence thereof.

6.7 Share Purchase. The Surviving Company shall take all action necessary to complete the public listing of its common shares for trading on a national securities exchange no later than February 14, 2023. Within 75 days after the effectiveness of such public listing, the Surviving Company shall take all action to consummate the sale of shares under the terms of one or more of the Share Purchase Agreements resulting in the receipt by the Company or the Surviving Company of proceeds (net of all applicable fees, commissions, discounts and other similar charges) in an amount of at least $60,000,000 (the proceeds of any and all sales of shares of the Surviving Company under a Share Purchase Agreement, net of all applicable fees, commissions, discounts and other similar charges, the “Share Purchase Agreement Proceeds”).

6.8 Mandatory Prepayment. Not later than one Business Day after the receipt of any Share Purchase Agreement Proceeds, until all the Obligations have been indefeasibly paid in full in cash, the Company and the Surviving Company shall deliver to the Purchaser 90% of such Share Purchase Agreement Proceeds to be applied to prepay the Obligations, and such payment shall be applied first to payment of any costs and expenses incurred by the Purchaser in connection with this Agreement and the other Loan Documents, second to payment of accrued and unpaid interest on the Loans and third to payment of unpaid principal of the Loans.

6.9 Material Contracts. Each of the Company and the Surviving Company shall maintain in full force and effect the Share Purchase Agreements, and shall provide prior notice to the Purchaser of any amendments, supplements termination or other modifications to any of the Share Purchase Agreements.

6.10 Further Assurances. Each of the Company and the Surviving Company will, at any time upon the reasonable request of the Purchaser, execute or deliver to the Purchaser (or authorize the filing of, as applicable) any and all financing statements, registration forms, fixture filings, certificates of title, security agreements, pledges, assignments, opinions of counsel, and all other documents (the “Additional Documents”) that the Purchaser may reasonably request in form and substance satisfactory to the Purchaser, to create, perfect, and continue perfected or to better perfect the Purchaser’s Liens in all of the Collateral (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if any of the Company or the Surviving Company refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, the Company and the Surviving Company hereby authorizes the Purchaser to execute any such Additional Documents in the name of the Company and the Surviving Company and authorizes the Purchaser to file such executed Additional Documents in any appropriate filing office.

6.11 Registration Rights. The Surviving Company hereby agrees to comply with the terms set forth on Schedule C.

6.12 Ranking; Triller Schedule of Subordination Terms. Except as otherwise permitted under Section 6.3, the Existing Obligations are, and shall remain, subordinated to the Obligations in right of payment to the same extent as contemplated by the Triller Schedule of Subordination Terms, and shall not be repaid or mandatorily repayable, in whole or in part, prior to the repayment of the Loans hereunder, and are and shall remain unsecured by any security interest over the whole or any part of the assets of the Company, the Surviving Company and their Subsidiaries. The Company and the Surviving Company agree that they will defend the right of the Purchaser to be paid in full in cash prior to the payment of the Existing Obligations, whether in connection with any Insolvency Proceeding or otherwise, and the Company and the Surviving Company agree that they will not take any action, or in any way support any other person or entity whatsoever in connection with any action, that is inconsistent with the treatment of the Obligations as “Senior Indebtedness” and the Existing Obligations as “Subordinated Indebtedness” under the Triller Schedule of Subordination Terms. The Company and the Surviving Company acknowledge and agree that the Triller Schedule of Subordination Terms is a material term of this Agreement and shall not be modified or otherwise amended without the prior written consent of the Purchaser.

6.13 Conditions Subsequent. On or before January 6, 2023, the Company and the Surviving Company shall deliver to the Purchaser an updated capital table in substantially the same form as the capital table attached as Exhibit A to the Existing Purchase Agreement but showing the equity structure and unit holders of the Company as of the Restatement Effective Date after giving effect to the Bridge Loan and the issuance of the Bridge Warrant and, of the Surviving Company, on a pro forma basis, after giving effect to the Second Merger.

7. SECURITIES LAW COMPLIANCE.

7.1 Purchase for Own Account. The Purchaser is acquiring the Notes and the securities to be issued upon conversion thereof (collectively, the “Securities”) solely for the Purchaser’s own account and beneficial interest for investment and not for sale or with a view to distribution of the Securities or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

7.2 Information and Sophistication. The Purchaser hereby: (a) acknowledges that the Purchaser has received all the information the Purchaser has requested from the Company and the Purchaser considers necessary or appropriate for deciding whether to acquire the Securities, (b) represents that the Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to verify the accuracy of the information given to the Purchaser and (c) further represents that the Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risk of this investment.

7.3 Ability to Bear Economic Risk. The Purchaser acknowledges that investment in the Securities involves a high degree of risk and represents that the Purchaser is able, without materially impairing the Purchaser’s financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of the Purchaser’s investment.

7.4 Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Purchaser further agrees not to make any disposition of all or any portion of the Securities unless and until:

(a) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) The Purchaser shall have notified the Company of the proposed disposition and furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if requested by the Company, the Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Act or any applicable state securities Laws.

7.5 Accredited Investor Status. The Purchaser is an “accredited investor” as such term is defined in Rule 501 under the Act.

7.6 No “Bad Actor” Disqualification. The Purchaser represents and warrants that neither (A) the Purchaser nor (B) any person or entity that controls the Purchaser or is under the control of, or under common control with, the Purchaser, is subject to any “Disqualification Event” contemplated by the Act, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Act and disclosed in writing in reasonable detail to the Company. The Purchaser represents that the Purchaser has exercised reasonable care to determine the accuracy of the representation made by the Purchaser in this paragraph, and agrees to notify the Company if the Purchaser becomes aware of any fact that makes the representation given by the Purchaser hereunder inaccurate.

7.7 Foreign Investors. The Purchaser hereby represents that he, she or it has satisfied itself as to the full observance of the Laws of the Purchaser’s jurisdiction in connection with any invitation to subscribe for the Securities or any use of the Notes, including (A) the legal requirements within the Purchaser’s jurisdiction for the purchase of the Securities, (B) any foreign exchange restrictions applicable to such purchase, (C) any governmental or other consents that may need to be obtained, and (D) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Securities. The Purchaser’s subscription, payment for and continued beneficial ownership of the Securities will not violate any applicable securities or other Laws of the Purchaser’s jurisdiction.

7.8 Forward-Looking Statements. With respect to any forecasts, projections of results and other forward-looking statements and information provided to the Purchaser, the Purchaser acknowledges that the Company represents to Purchaser that such statements were prepared based upon assumptions deemed reasonable by the Company at the time of preparation. There is no assurance that such statements will prove accurate (and the Company shall not have any liability to the Purchaser as a result of any inaccuracy), and the Company has no obligation to update such statements.

8. MISCELLANEOUS.

8.1 Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.2 Governing Law; Dispute Resolution. This Agreement shall be governed by and construed under the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach termination or invalidity thereof, shall be brought in the courts of the State of Delaware or of the United States of America for the District of Delaware, in each case sitting in Wilmington.

8.3 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

8.4 Venue. Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to the Notes in any court referred to in Section 8.2 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.7 Notices. All notices, requests, or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified on the signature pages of this Agreement or to such other address as such Party may from time to time specify in writing in compliance with this provision. Notices if (a) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (b) sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next business day); and (c) sent by email shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email, or other written acknowledgment).

8.8 Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in the Agreement shall be deemed to include electronic or digital signatures or electronic records, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable Law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001 to 7031), the Uniform Electronic Transactions Act (UETA), or any state Law based on the UETA, including the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301 to 309).

8.9 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of the Notes or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.10 Modification. This Agreement and the Notes may only be amended by the written agreement of the Company and the Purchaser.

8.11 Expenses. The Company and the Surviving Company shall bear their own costs incurred in connection with this Agreement, the Notes, the other documents executed in connection herewith and the transactions contemplated hereby. The Company and the Surviving Company, jointly and severally, shall pay, in cash, upon demand, all out of pocket expenses incurred by the Purchaser (including the reasonable fees, charges and disbursements of counsel for the Purchaser), in connection with the preparation, negotiation, execution, delivery, administration and enforcement of this Agreement, the Notes and the other documents executed in connection herewith and of any amendments, modifications or waivers of the provisions hereof or thereof and the protection of the Purchaser’s rights under this Agreement, the Notes or such other documents; provided that such expenses may be paid by adding the amount of such expenses to the principal amount owing under the Bridge Note (notwithstanding the Maximum Bridge Loan Amount) after which such expenses shall bear interest at the interest rates set forth herein and paid on the Maturity Date (as defined in the Bridge Note), it being acknowledged and agreed that the Purchaser Expenses are included in the Maximum Bridge Loan Amount and reflected on the face amount of the Bridge Loan Note and included as part of the first Bridge Loan Advance.

8.12 Delays or Omissions; Waiver. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the a Party upon any breach or default of the other Party, whether under this Agreement or the Notes, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by any Party of any breach or default under this Agreement, or any waiver by any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Agreement, or by Law or otherwise afforded to each Party, shall be cumulative and not alternative.

8.13 Construction. The Parties acknowledge that they have discussed the terms of this Agreement and the Notes with each other and have consulted with their respective legal advisors with respect to the terms of this Agreement and the Notes. Thus, the normal rules of construction of ambiguous terms of an agreement against its drafter will not apply during the resolution of any disputes arising out of this Agreement or the Notes.

8.14 Entire Agreement. This Agreement, the Notes and the Exhibits hereto constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and no Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

8.15 Assignment. Neither party may assign or transfer this Agreement, the Notes or any its rights or obligations hereunder or thereunder without the prior written consent of the other Party.

8.16 Brokers. Each Party represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such Party is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein.

8.17 Indemnification. Each Party agrees to indemnify each other Party for any claims, losses or expenses incurred by such other Party as a result of any representation by such Party herein being untrue. The Company and the Surviving Company shall indemnify and hold harmless the Purchaser and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of the Purchaser (collectively with the Purchaser, the “Indemnitee”) from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims, penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the Notes or any other document entered in connection with the transactions contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, including, without limitation, the use or proposed use of the proceeds of the loans evidenced by the Notes and any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, the Surviving Company or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto; provided that in connection with any litigation or proceeding brought by the Purchaser relating to any alleged breach of any Loan Document, the Company and the Surviving Company shall have no obligation hereunder if the Purchaser is not the prevailing party.

8.18 Joint and Several Liability. In consideration of the establishment of the Purchaser agreeing to advance the Loans pursuant to the terms of this Agreement, and of the benefits that each of the Company and the Surviving Company (individually a “Obligor” and collectively, the “Obligors”) anticipates to result therefrom, the Obligors agree that, notwithstanding any other provision contained herein or in the other Loan Documents, the Obligors shall be fully liable for all of the obligations hereunder and under the other Loan Documents, both severally and jointly, regardless of whether an Obligor actually receives the proceeds of the Loans. Accordingly, each Obligor irrevocably agrees with the Purchaser that they will make prompt payment in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) of the obligations evidenced by the Notes or arising hereunder or under any other Loan Document, strictly in accordance with the terms hereof and thereof. Each Obligor hereby further agrees that if any Obligor shall fail to pay in full in cash when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) any of such obligations, then they will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any such obligations, the same will be promptly paid in full in cash when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. The obligations of each Obligor under this Section 8.18 are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any other Obligor under this Agreement or any other Loan Document, or any substitution, release or exchange of any other guarantee of or security for any of such obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 8.18 that the joint and several obligations of the Obligors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the joint and several liability of the Obligors shall remain absolute, irrevocable and unconditional under any and all circumstances and shall not be affected by the occurrence of any one or more of the following: (x) at any time or from time to time, without notice to the Obligors, the time for any performance of or compliance with any of the obligations hereunder or under the Notes shall be extended, or such performance or compliance shall be waived; (y) the maturity of any such obligations shall be accelerated or delayed, or any of such obligations shall be modified, supplemented or amended in any respect, or any right or obligation under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of such obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with or (z) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of an Obligor. All rights, if any, of any Obligor against the other Obligor arising by way of subrogation or otherwise in connection with any payment of the obligations of the other Obligor under this Agreement or any other Loan Document shall in all respects be irrevocably waived prior to the payment in full in cash of all of the obligations under the Notes, this Agreement and the other Loan Documents.

8.19 Amendment and Restatement. On the Restatement Effective Date, this Agreement shall amend and restate and supersede the Existing Purchase Agreement in its entirety, except as provided in this Section 8.19. On the Restatement Effective Date, the rights and obligations of the parties evidenced by the Existing Purchase Agreement shall be evidenced by this Agreement and the other Loan Documents, the “Loan” (as defined in the Existing Purchase Agreement) shall continue as a Loan under this Agreement. All obligations of the Company and the Surviving Company under the Existing Purchase Agreement and the other “Loan Documents” (as defined in the Existing Purchase Agreement) shall continue to be outstanding except as expressly modified by this Agreement and shall be governed in all respects by this Agreement and the other Loan Documents, it being agreed and understood that this Agreement represents a modification of, and does not constitute a novation, satisfaction, payment or reborrowing of any obligation under the Existing Purchase Agreement or any other “Loan Documents” (as defined in the Existing Purchase Agreement), nor does it operate as a waiver of any right, power or remedy of the Purchaser under any “Loan Documents” (as defined in the Existing Purchase Agreement). The Company and the Surviving Company acknowledge, represent and warrant that, as of the Restatement Effective Date, they have no claims, defenses or offsets with respect to the Existing Purchase Agreement or any of the “Loan Documents” (as defined in the Existing Purchase Agreement) and that immediately prior to the effectiveness of this Agreement, the Existing Purchase Agreement and such other Loan Documents are valid, binding and enforceable in accordance with the terms thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this AMENDED AND RESTATED CONVERTIBLE NOTE PURCHASE AGREEMENT as of the date first written above.

COMPANY:

TRILLER HOLD CO LLC

By: /s/ Mahi de Silva

Name: Mahi de Silva

Title: Chief Executive Officer

Address for Notice: 2121 Avenue of the Stars Ste 2350

Los Angeles, CA 90067

Attn: Chief Executive Officer

mahi@triller.co

SURVIVING COMPANY:

TRILLER INC.

By: /s/ Mahi de Silva

Name: Mahi de Silva

Title: Chief Executive Officer

Address for Notice: 2121 Avenue of the Stars Ste 2320

Los Angeles, CA 90067

Attn: Chief Executive Officer

mahi@triller.co

IN WITNESS WHEREOF, the Parties have executed this AMENDED AND RESTATED CONVERTIBLE NOTE PURCHASE AGREEMENT as of the date first written above.

PURCHASER: TOTAL FORMATION, INC

By: /s/ Tsai Ming Hsing

Name: Tsai Ming Hsing

Title: Director

Address for Notice: 14 Floor, No.237, Section 1, Chien-Kuo South Road, Taipei, Taiwan

SCHEDULE A

SCHEDULE B

SCHEDULE C

SCHEDULE D

EXHIBIT A

Existing Note Purchase Agreement

EXHIBIT B

[Form of Bridge Note]

EXHIBIT C

[Form of Bridge Closing Certificate]

EXHIBIT D

[Form of Bridge Funding Certificate]

EXHIBIT E

[Bridge Note]